UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2017

QUANTRX BIOMEDICAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Nevada	000-17119	33-0202574
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10190 SW 90th Avenue, Tualatin, Oregon 97123
(Address of principal executive offices)

(212) 980-2235
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01
Entry into a Material Definitive Agreement

On December 15, 2017 (“Closing Date”), QuantRx Biomedical Corporation (the “Company”) entered into an agreement with Preprogen LLC (“Preprogen”), pursuant to which the parties agreed to the sale, assignment, and license-back of certain assets of the Company (the “Purchased Assets”) related to the means of collection and analysis of vaginal fluid and exfoliated vaginal cells, as more specifically set forth in the Asset Purchase Agreement (the “APA”), Patent Assignment, Trademark Assignment and License Agreement (together, the “Transaction Documents”) attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and 10.4, respectively.

As consideration for the sale, assignment and transfer of the Purchased Assets (the “Preprogen Transaction”), on the Closing Date Preprogen (A) paid to the Company $1.0 million (“Cash Amount”) as follows: (i) approximately $38,000 was paid to the City of Portland to payoff certain indebtedness owed by the Company to the City of Portland, (ii) $65,000 was paid to Preprogen as a result of the cancellation and termination of certain promissory notes payable to Preprogen by the Company, and (iii) the remaining balance was paid to the Company in cash at closing (the “Closing Balance”); and (B) issued to the Company that number of membership interests of Preprogen equal to 15% of the issued and outstanding membership interests in Preprogen on a fully diluted basis as of the Closing Date. Under the terms of the APA, Preprogen is obligated to pay to the Company such additional amounts calculated based on the aggregate gross revenue generated by Preprogen from the sale of products after the Closing Date that utilize, or royalty payments or licensing fees received by Preprogen with respect to, the Purchased Assets, if any, as more particularly set forth in the APA.

 At closing, and as required by the APA, the Company deposited $400,000 of the Cash Balance in escrow, which funds shall be used to fund up to 50% of the costs incurred by Preprogen in connection with the development and manufacturing of materials to be used by the Company for its over the counter (“OTC”) miniform products and to be used by Preprogen for diagnostic products related to the Purchased Assets. A copy of the Escrow Agreement is attached hereto as Exhibit 10.5.

As additional consideration for the Purchased Assets, the Company issued a warrant to Preprogen’s designee, to purchase up to 15.0 million shares of the Company’s common stock, par value $0.01 per share, at an exercise price equal to $0.05 per share (the “Warrant”). The Warrant is immediately exercisable, and shall expire on December 14, 2022. A copy of the Warrant is attached hereto as Exhibit 10.6.

Pursuant to the terms of the License Agreement, Preprogen licensed-back to the Company rights to use the intellectual property transferred to Preprogen necessary to the development, manufacture, marketing and sale of the Company’s OTC miniform products for the feminine hygiene and hemorrhoid treatment markets.

Item 2.01
Completion of Acquisition or Disposition of Assets.

See Item 1.01 above.

Item 3.02
Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 9.01
Financial Statements and Exhibits

See Exhibit Index.

Disclaimer

The foregoing descriptions of the APA, Patent Assignment, Trademark Assignment, License Agreement, Escrow Agreement and Warrant do not purport to be complete, and are qualified in their entirety by reference to the full text of the APA, Patent Assignment, Trademark Assignment, License Agreement, Escrow Agreement and Warrant, attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6, respectively, each of which are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACK GROUP, INC.

Date: December 21, 2017	By:	/s/ Dr. Shalom Hirschman
Dr. Shalom Hirschman
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated December 14, 2017
10.2	Patent Assignment, dated December 14, 2017
10.3	Trademark Assignment, dated December 14, 2017
10.4	License Agreement, dated December 14, 2017
10.5	Escrow Agreement, dated December 14, 2017
10.6	Warrant, dated December 14, 2017